Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

	Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS RECORD 2018 FINANCIAL RESULTS

WITH 122% INCREASE IN NET INCOME

Highlights

•                  Expanded market penetration and operations in Maryland with the opening of the Hunt Valley Loan Office in 2018.

•                  Net income for the year and quarter ended December 31, 2018, totaled $21,748,000 and $5,289,000, respectively.  Basic earnings per share for the year and quarter ended December 31, 2018, were $3.09 and $0.75, respectively.

•                  Net interest income for the year and quarter ended December 31, 2018, totaled $57,095,000 and $15,029,000, respectively.

•                  Total loans outstanding were $1,302,465,000 at December 31, 2018.

•                  Total deposits were $1,348,092,000 at December 31, 2018.

•                  Quarterly cash dividends paid to ACNB Corporation shareholders in 2018 totaled $6,261,000, or $0.89 per share—an increase of more than $1,000,000 over 2017.

GETTYSBURG, PA, January 30, 2019 — ACNB Corporation (NASDAQ: ACNB), financial holding company for ACNB Bank and Russell Insurance Group, Inc., announced record financial results for the year ended December 31, 2018, with net income of $21,748,000. Compared to net income of $9,788,000 for the year ended December 31, 2017, this is an increase of $11,960,000, or 122.2%, over prior year-end results. Basic earnings per share were $3.09 and $1.50 for the year ended December 31, 2018 and 2017, respectively, which is an increase of $1.59 per share or 106.0%.

The higher net income reported for 2018 was a result of merger-related expenses incurred in 2017, organic net revenue growth in 2018, as well as the additional revenues and cost efficiencies associated with the acquisition of New Windsor Bancorp, Inc. (New Windsor) on July 1, 2017. In addition, net income was aided by a lower effective tax rate due to the Tax Cuts and Jobs Act effective on January 1, 2018.

For the three months ended December 31, 2018, the Corporation reported net income of $5,289,000. Compared to net income of $2,517,000 for the three months ended December 31, 2017, this is an increase of $2,772,000, or 110.1%, over comparable period results. Basic earnings per share were $0.75 and $0.36 for the three months ended December 31, 2018 and 2017, respectively, which is an increase of $0.39 per share or 108.3%.

“ACNB Corporation’s financial results for 2018 were exceptional in comparison to 2017 and prior years. The primary driver of this significant increase in net income was the first full year of combined banking operations and positive momentum experienced following the acquisition of New Windsor in July 2017,” said James P. Helt, ACNB Corporation President & CEO. “Also contributing to the Corporation’s strong 2018 financial performance was enhanced revenue growth attributable to subsidiary activities through both ACNB Bank Wealth Management and Russell Insurance Group, Inc.”

Mr. Helt continued, “Given our recent robust financial performance, ACNB Corporation has been recognized as one of the top performing bank stocks in the United States by S&P Global Market Intelligence, with a total return of 33.8% in 2018. This financial performance has directly contributed to the enhancement of long-term value for our shareholders, which continues to be a priority of ACNB Corporation’s management and board of directors.”

Revenues

Total revenues, defined as interest income plus noninterest income, for the year ended December 31, 2018, were $80,442,000, or a 22.0% increase over total revenues of $65,934,000 for 2017. Total interest income for 2018 was $64,494,000, or an increase of 24.5%, as compared to total interest income of $51,785,000 for the year ended December 31, 2017, due to both organic loan growth and inorganic loan growth resulting from the New Windsor acquisition.

Loans

Total loans outstanding were $1,302,465,000 at December 31, 2018. Year over year, loans outstanding increased by $58,295,000, or 4.7%, since December 31, 2017, primarily in the commercial portfolio, despite the generally slower economic conditions and continued intense competition during 2018 in the Corporation’s markets. As a result of loan growth and normal and anticipated credit losses in the loan portfolio, the provision for loan losses for 2018 was $1,620,000.

Deposits

Total deposits were $1,348,092,000 at December 31, 2018. Year over year, total deposits increased by $49,600,000, or 3.8%, since December 31, 2017, with significant growth in transaction accounts. To enhance future deposit growth, ACNB Bank introduced a new menu of personal checking accounts with value-added benefits in 2018.

Net Interest Income and Margin

Net interest income rose by $10,743,000 to $57,095,000 for the year ended December 31, 2018, an increase of 23.2% in comparison to the year ended December 31, 2017. The net interest margin for 2018 was 3.81%, compared to 3.51% for 2017. The increases in net interest income and net interest margin for 2018 were primarily due to the impact of the New Windsor acquisition and the related purchase accounting adjustments.

Noninterest Income

Noninterest income for 2018 was $15,948,000, an increase of $1,799,000, or 12.7%, over the prior year. The increase includes both revenue from fiduciary, investment management and brokerage activities and commissions from insurance sales, which grew 17.5% and 10.5%, respectively, from the year ended December 31, 2017, to the year ended December 31, 2018.

Noninterest Expense

Noninterest expense for 2018 was $44,703,000, an increase of $624,000, or 1.4%, over the prior year. The modest increase in noninterest expense is attributable to normal business operations, a growing community banking footprint, and management’s continued focus on expense control.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in 2018 totaled $6,261,000, or $0.89 per share—an increase of more than $1,000,000 over the prior year. In 2017, ACNB Corporation paid an $0.80 dividend per share for total dividends paid to shareholders in the amount of $5,233,000. A portion of the increase in total dividends paid to shareholders in 2018 was a result of new shares issued effective with the acquisition of New Windsor on July 1, 2017.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $1.6 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York as well as loan offices in York, PA, and Hunt Valley, MD. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace via a network of seven community banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. As a full-service agency with licenses in 44 states, Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines through offices in Westminster, Germantown and Jarrettsville, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

ACNB #2019-4

January 30, 2019

ACNB CORPORATION

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
INCOME STATEMENT DATA
Interest income	$17,093	$15,181	$64,494	$51,785
Interest expense	2,064	1,688	7,399	5,433
Net interest income	15,029	13,493	57,095	46,352
Provision for loan losses	850	—	1,620	—
Net interest income after provision for loan losses	14,179	13,493	55,475	46,352
Noninterest income	3,794	3,609	15,948	14,149
Merger-related expenses	—	53	—	4,728
Noninterest expense	11,610	10,525	44,703	39,351
Income before income taxes	6,363	6,524	26,720	16,422
Provision for income taxes	1,074	4,007	4,972	6,634
Net income	$5,289	$2,517	$21,748	$9,788
Basic earnings per share	$0.75	$0.36	$3.09	$1.50

Unaudited Selected Financial Data

Dollars in thousands, except per share data

	December 31, 2018	December 31, 2017
BALANCE SHEET DATA
Assets	$1,647,724	$1,595,432
Securities	$190,835	$203,880
Loans, total	$1,302,465	$1,244,170
Allowance for loan losses	$13,964	$13,976
Deposits	$1,348,092	$1,298,492
Borrowings	$118,164	$131,508
Stockholders’ equity	$168,137	$153,966
COMMON SHARE DATA
Basic earnings per share	$3.09	$1.50
Cash dividends paid per share	$0.89	$0.80
Book value per share	$23.86	$21.92
Number of common shares outstanding	7,046,020	7,023,658
SELECTED RATIOS
Return on average assets	1.34%	0.69%
Return on average equity	13.62%	7.12%
Non-performing loans to total loans	0.52%	0.63%
Net charge-offs to average loans outstanding	0.13%	0.02%
Allowance for loan losses to total loans	1.07%	1.12%
Allowance for loan losses to non-performing loans	206.51%	177.77%